CONSULTING AGREEMENT

This CONSULTING AGREEMENT, dated as of this 12th day of May 2008 (the “Effective Date”), is between Document Security Systems, Inc. (the “Company”) and Peter Ettinger (“Consultant”).

R E C I T A L S:

WHEREAS, the Company has agreed to retain Consultant to provide professional and advisory services and consultation as more fully described below, and Consultant is willing to provide such services on the terms and for the consideration set out below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed as follows:

SECTION 1. Appointment. The Company hereby appoints Consultant and Consultant hereby agrees to serve the Company in the capacity of a consultant to the Company. Consultant’s appointment shall commence on May 12, 2008 and shall terminate on May 11, 2009 (the “Initial Term”). If this Agreement shall continue to be in full force and effect as of the expiration date of the Initial Term, and there shall not be existing a default under this Agreement as of the expiration of the Initial Term, this Agreement shall automatically continue for successive periods of one (1) year each (each an “Additional Renewal Term” and together with the Initial Term the “Term”), unless terminated by either party hereto upon written notice to the other at least thirty (30) days prior to the expiration of the Initial Term or the then-current Additional Renewal Term, as applicable. This Agreement and the consulting arrangement described herein may only be terminated by prior to the end of the Term if: (i) a party hereto materially breaches any of its material obligations under this Agreement, (ii) the non-breaching party is given written notice of such a breach, and such breach is not reasonably cured within thirty (30) days of such notice.

SECTION 2. Duties. During the Term, Consultant shall provide the Services (as described below in Section 4) to the Company, during normal business hours, as and when reasonably requested by the Company from time to time and at such times as are mutually agreeable (by telephonic conference if reasonably acceptable to the Company). Consultant’s services hereunder may only be requested and supervised by the Company’s CEO or his written designee or successor. In no event shall Consultant be deemed, or be obligated to perform duties as a manager or executive of the Company or any of its subsidiaries, although he shall be reasonably available to provide the assistance hereunder, as provided in Section 3.

SECTION 3. Time Spent; Office; Equipment. At the request of the Company, Consultant shall be reasonably available to provide Services during the Term, at such times determined by mutual agreement of the parties. The Company shall not provide Consultant with an office nor any other equipment, materials, and supplies, unless the parties otherwise mutually agree.

SECTION 4. Services.

(a) During the Term, Consultant may represent the Company as provided in this Section 4 in order to sell the products and services of the Company.

(b) Consultant and the Company agree to use commercially reasonable efforts to sell products and services of the Company, either directly through the efforts of Consultant individually or through a mutually agreeable entity that Consultant is an employee or principal.

(c) Unless otherwise agreed to in writing by the Company, Consultant shall be solely responsible for all costs and expenses of any kind directly or indirectly incurred by Consultant. The Company agrees to reimburse Consultant for reasonable, documented costs incurred and paid by Consultant upon the consummation of a sale of products or services of the Company that was the result of the direct efforts of Consultant; provided, however, that such reimbursement of expenses shall not exceed 5% of the net profit of the Company on such sale of products or services.

(d) All sales of the products and services of the Company made pursuant to this Agreement shall be on terms and conditions that are acceptable to the Company in its sole discretion.

(e) Notwithstanding anything to the contrary contained herein, Consultant shall not make any material contacts with any potential purchasers of the Company’s products or services without the prior written consent of the Company. Consultant shall clearly inform any such potential purchaser that he is acting in the capacity of a consultant to the Company and is not an officer or director of the Company.

(f) Except as provided in Section 4(g) below or as otherwise agreed in writing by the parties hereto, Consultant shall receive a 15% commission of the net profit on (i) all sales of products or services of the Company that are consummated during the Term as a direct result of the efforts of Consultant during the Term and (ii) all sales of products or services of the Company that are consummated during or after the Term as a result of an agreement entered into by the Company during the Term as a direct result of the efforts of Consultant during the Term. For clarification purposes and without limiting the foregoing, Consultant shall not be entitled to any commission, remuneration or reimbursement of expenses for sales of products of services of the Company that are a result of efforts of Consultant or others that occurred prior to the Term or after the Term.

(g) The Company and Consultant acknowledge and agree that, notwithstanding provisions to the contrary contained herein, Consultant shall be entitled to continue to work with those existing potential clients of the Company listed below in Section 4(g)(i) (collectively, the “Existing Potential Clients”) on a non-exclusive basis during the Term. Any sales by Consultant of the products or services of the Company to any of the Existing Potential Clients shall entitle Consultant to a 5% commission of the net profit on (i) all sales of products or services of the Company that are consummated during the Term as a direct result of the efforts of Consultant during the Term and (ii) all sales of products or services of the Company that are consummated during or after the Term as a result of an agreement entered into by the Company during the Term as a direct result of the efforts of Consultant during the Term.

(i) The Existing Potential Clients shall consist of:

(A)	Indra Sistemas S.A. and all entities affiliated with Indra Sistemas and/or its current officers and directors;

(B)	The country of Morocco;

(C)
International Barcode Corporation, d/b/a BTI Technologies (“BTI”); provided, however, that Consultant shall not be entitled to any commission in connection with a license agreement or similar agreement entered into between the Company and BTI’s licensee in the Philippines that have been substantially negotiated as of the Effective Date.

(D)	Licensees of BTI in France, and all entities affiliated with such licensees and/or its current officers and directors that Consultant has had meaningful discussions with prior to the Term.

(h)  The Company acknowledges that Consultant believes that he or entities affiliated with Consultant have strong ties in the operation and management of airports and maritime ports in South America, Central America, Europe and Australia and that contacts that may derive from such introductions may lead to licensing and other commercial opportunities for DSS in connection with maritime port, airport and related security operations (collectively, “Ports”). Commissions payable to Consultant as a result of sales of the Company’s products or services to Ports shall be pursuant to the terms and conditions, including commission rate, as specified in Section 4(f) hereof; provided, however, that if such Port is an Existing Potential Client that such commission shall be pursuant to Section 4(g). If Consultant has presented Company with a substantive, written proposal on terms that are reasonably acceptable to the Company from the owner or operator of such a facility or significant representations by the consultant of their interest for such facility to purchase the Company’s products and services and the Company does not accept such proposal, Consultant shall be entitled to a 5% commission of the Company’s net profit of any sales of products or services of the Company to such port that are made during the immediately following six-month period; provided, however, that such 5% commission shall not exceed the amount of the commission that would have been payable to Consultant if the proposal submitted by, through or as a result of him were accepted by the Company. The Company and agrees not to not directly or indirectly contact these entities once the sales target has been approved in writing by the Company.

(i)  Without limiting anything contain herein, the Company shall only be liable for payment of commission, remuneration or reimbursement of expenses to Consultant for those transactions that are agreed to in writing by the Company in its sole discretion and such payments are clearly identified in such agreement. The only compensation or remuneration Consultant shall be entitled to from the Company pursuant to this Agreement shall be the commission payments as provided in this Section 4.

SECTION 5. Confidentiality Obligations. In consideration for the fees paid hereunder, Consultant agrees that he will not, at any time, either during the Term of this Agreement or thereafter, divulge, use, publish or in any other manner reveal, information obtained or learned during the course of his engagement with the Company or otherwise, whether before or after the date of this Agreement, with regard to the operational, financial, business or other affairs and activities of the Company or any of its subsidiaries and affiliates, their officers, directors or employees, except (i) as may be necessary to the performance of his duties hereunder; (ii) with the express written consent of the Chief Executive Officer of the Company; (iii) to the extent that any such information is in the public domain other than as a result of Consultant’s breach of any obligations hereunder; (iv) where required to be disclosed by court order, subpoena or other government process; or (v) to the extent such information was disclosed to Consultant by a third party who is not subject to restriction on the dissemination of such information. Consultant shall promptly notify the General Counsel of the Company as soon as reasonably practicable after learning of such court order, subpoena or government process. In such event, at the Company’s expense, Consultant shall: (a) take all reasonably necessary steps requested by the General Counsel to defend against the enforcement of such court order, subpoena or other governmental process; and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

SECTION 6. Non-Competition Covenant; Non Solicitation Covenant. Consulting acknowledges and agrees that, except as otherwise provided herein:

(a) Consultant shall not during the Term or one year thereafter, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate, invest in (except for investments of less than 5% of a business entity’s capitalization) or become employed by any business that is in direct competition with the business of the Company as of the Effective Date. For purposes hereof, businesses that are in direct competition shall include, without limitation, those that sell optical deterrent technologies;

(b) Consultant shall not, directly or indirectly, influence or attempt to influence, or assist or advise any person attempting to influence, customers, distributors, partners or suppliers of the Company (i) to divert any part of their business away from the Company, (ii) to cause damage to the business of the Company, or (iii) to do any material business with any competitor of the Company; and

(c) Consultant shall not, directly or indirectly, solicit or recruit any employee, officer, partner or consultant of the Company to leave the employment of the Company or terminate his/her relationship with the Company and Consultant shall not advise or otherwise assist any other person to solicit or recruit any former employee, officer, partner or consultant of the Company; provided, however, the Company shall not unreasonably withhold its consent for Consultant to engage a consultant of the Company.

(d)  Consultant agrees that the prohibitions contained herein are reasonable and valuable to the Company, and are express conditions of the Company’s decision to engage him. If any court shall hold that the duration, scope or any other provision of non-competition or any other restriction contained in this Section 6 is unenforceable, it is the parties hereto intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

SECTION 7. Indemnification. Consultant agrees to defend, indemnify and hold the Company harmless from any liability, loss, costs, damages, and penalties (and related expenses and attorney fees) arising directly or indirectly in the course of providing Services under this Agreement, from Consultant’s (i) acts or omissions that constitute gross negligence or willful misconduct, or (ii) breach of any employment or contractual obligation that he may have towards any person other than the Company or its affiliates. The Company shall not be liable to Consultant for any acts or omissions by Consultant in the performance of his duties under this Agreement.

SECTION 8. Relationship Between the Parties. Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create any relationship of partnership, agency or employer and employee between the Company and Consultant. As a consequence, (a) Consultant shall have no authority to make any representation, commitment, or enter into contracts or agreements on behalf of the Company unless specifically required or approved in writing to do so by an executive officer of the Company; (b) all taxes that might be due and payable as a result of the services or receipt of fees under this Agreement by Consultant in whatever jurisdiction shall be the sole responsibility of Consultant (and Consultant hereby agrees to indemnify Company against tax liability); (c) Consultant will not be eligible to participate in the Company’s pension or other fringe benefit program (including but not limited to group health insurance), nor will he be covered by the Company’s workers’ compensation insurance; and (d) no part of Consultant's compensation will be subject to payroll taxes. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service.

SECTION 9. Miscellaneous.

(a) Notices.

(i) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier:

(1) if to Consultant, at 7914 Long Branch Pkwy, Silver Springs, MD 20912, or at such other address as Consultant may have furnished the Company in writing,

(2) if to the Company, at 28 East Main Street, Rochester, New York 14614, marked for the attention of the General Counsel, or at such other address as it may have furnished in writing to Consultant, or

(ii) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; and if mailed by overnight courier, on the first business day following the date of such mailing.

(b) Amendment; Entire Agreement. This Agreement may be amended, assigned, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each of the parties hereto. This Agreement and that certain Confidential Separation Agreement and General Release, dated May 10, 2008, between Consultant and the Company, and the other agreements referenced herein, constitute the entire agreement between the parties with respect to the subject matter contained herein and therein.

(c) Severability. If any provision of this Agreement shall be held to be invalid, it shall not affect the validity or enforceability of any other provision of this Agreement, but shall remain in full force and effect.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

(e) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

(g) Arbitration. Any dispute arising out of or relating to this Agreement shall be finally determined by arbitration in the State of New York in accordance with the employment arbitration rules of the American Arbitration Association. In such arbitration, (i) the arbitrator shall agree to treat all evidence as confidential; (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement; (iii) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision. The results of any such arbitration shall be final and binding upon the parties hereto, and any party may enforce any arbitration award in any court of competent jurisdiction. The prevailing party as determined by the trier of fact shall be entitled to recover all of its reasonable attorneys’ fees and legal costs incurred in connection with the arbitration.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White
Name: Patrick White
Title: Chief Executive Officer

/s/ Peter Ettinger
Peter Ettinger